Tyler Technologies Reports Earnings for Third Quarter 2018

Subscription revenues grow 32 percent

PLANO, Texas – October 31, 2018 – Tyler Technologies, Inc. (NYSE: TYL) today announced financial results for the third quarter ended September 30, 2018.

Third Quarter 2018 Financial Highlights:

•	Total revenues were $236.1 million, up 9.9 percent from $214.7 million for the third quarter of 2017. Organic revenue growth was 6.6 percent.

•	Recurring revenues from maintenance and subscriptions were $154.9 million, an increase of 13.7 percent compared to the third quarter of 2017, and comprised 65.6 percent of third quarter 2018 revenue.

•	Operating income was $37.6 million, down 15.1 percent from $44.3 million for the third quarter of 2017.

•	Net income was $38.9 million, or $0.96 per diluted share, up 0.2 percent compared to $38.8 million, or $0.99 per diluted share, for the third quarter of 2017.

•	Cash flows from operations were $112.1 million, up 20.8 percent compared to $92.8 million for the third quarter of 2017.

•	Non-GAAP total revenues were $237.6 million, up 10.5 percent from $215.0 million for the third quarter of 2017. Non-GAAP organic revenue growth was 6.5 percent.

•	Non-GAAP operating income was $64.3 million, up 1.6 percent from $63.3 million for the third quarter of 2017.

•	Non-GAAP net income was $49.7 million, or $1.23 per diluted share, up 18.9 percent compared to $41.8 million, or $1.06 per diluted share, for the third quarter of 2017.

•	Adjusted EBITDA was $70.5 million, up 3.6 percent compared to $68.1 million for the third quarter of 2017.

•	Total backlog was $1.24 billion, up 7.3 percent from $1.16 billion at September 30, 2017.

•
Software license arrangements comprised approximately 63 percent and subscription arrangements comprised approximately 37 percent of the total contract value for new software contracts in the third quarter.

•	Software subscription bookings in the third quarter added $5.6 million in annual recurring revenue from new clients.

•
On August 31, 2018, Tyler acquired CaseloadPRO, L.P., and its results are included in Tyler's consolidated results from the date of acquisition. After the end of the third quarter, on October 1, 2018, Tyler acquired TradeMaster, Inc., dba MobileEyes.

•
Effective January 1, 2018, Tyler adopted the requirements of ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), utilizing the full retrospective method of transition. Prior year amounts have been restated from previously reported amounts to reflect the impact of the full retrospective adoption of Topic 606.

Tyler Technologies Reports Earnings
For Third Quarter 2018
October 31, 2018

“Earnings for the third quarter were in line with our expectations, and cash flow exceeded our expectations,” said Lynn Moore Jr., Tyler’s president and chief executive officer. “Total non-GAAP revenues grew 10.5 percent, led by exceptional growth in subscription revenues, which increased by more than 30 percent, including the addition of Socrata in the second quarter. From a product perspective, growth for our enterprise solutions, which include ERP, appraisal and tax, and civic services, exceeded expectations. Growth for our justice products, which include courts and public safety, lagged expectations, as revenues from new initiatives, including re:Search, Modria, and redaction, have been less predictable and have come online slower than planned. However, we are confident these initiatives provide meaningful long-term growth opportunities.

"Operationally, we performed at a high level during the quarter, with several key go-lives across our product suites. We continue to execute well on our product development initiatives, and our 44 percent increase in research and development expense reflects the depth of the investments we're making to help drive future growth. Our new business pipeline is strong, and our sales execution is good, although the timing of some deals taking place in the second half of the year has been difficult to forecast. Bookings for the quarter declined 5 percent and were affected by an intentional reduction in average contract terms for new software subscription contracts to 3.6 years, compared to 5.4 years in the third quarter of 2017. For the trailing twelve months, bookings grew almost 18 percent and our quarter-end backlog of $1.2 billion was up more than 7 percent from last year.

"We are particularly pleased with our cash generation in what is historically our strongest quarter for cash flow. Cash flows from operations in the third quarter grew 21 percent and exceeded $100 million for the first time, and free cash flow grew by nearly 22 percent. We ended the quarter with $315 million in cash and investments.

"We have continued to strengthen our product offerings through strategic acquisitions, acquiring CaseloadPRO in August and MobileEyes in October. While the size of these acquisitions is relatively modest, with a combined total purchase price of approximately $14 million in cash, they add native cloud solutions with important functionality. CaseloadPRO strengthens the probation and supervision offerings in our justice suite, and MobileEyes adds valuable solutions for fire protection and inspections. We continue to seek strategic acquisition opportunities to broaden our capabilities, expand our addressable markets and enhance growth.

"While we did not repurchase any stock in the third quarter, we have been active with our buyback since the end of the quarter. In October, we have repurchased approximately 155,000 shares of our common stock for an aggregate purchase price of approximately $32.3 million, and our current repurchase authorization includes approximately 1.8 million shares.

"Our full year non-GAAP earnings guidance for 2018 is unchanged from last quarter. While we expect that organic and total revenue growth will accelerate in the fourth quarter, we have slightly lowered the upper end of our revenue guidance to reflect the timing of new business in the second half of the year and revenue recognition under ASC 606,” added Moore.

Tyler Technologies Reports Earnings
For Third Quarter 2018
October 31, 2018

Guidance for 2018

As of October 31, 2018, Tyler Technologies is providing the following guidance for the full year 2018:

•	GAAP total revenues are expected to be in the range of $934 million to $944 million.

•	Non-GAAP total revenues are expected to be in the range of $940 million to $950 million.

•	GAAP diluted earnings per share are expected to be in the range of $3.63 to $3.71 and may vary significantly due to the impact of stock option exercises on the GAAP effective tax rate.

•	Non-GAAP diluted earnings per share are expected to be in the range of $4.76 to $4.84.

•	Pretax non-cash, share-based compensation expense is expected to be approximately $55 million.

•	Research and development expense is expected to be in the range of $62 million to $64 million.

•	Fully diluted shares for the year are expected to be in the range of 40.2 million to 40.5 million shares.

•
GAAP earnings per share assumes an estimated annual effective tax rate of approximately 4 percent after discrete tax items and includes approximately $36 million of discrete tax benefits primarily related to share-based compensation.

•	The non-GAAP annual effective tax rate is expected to be 24 percent.

•
Capital expenditures are expected to be in the range of $23 million to $26 million, including approximately $1 million related to real estate. Total depreciation and amortization expense is expected to be approximately $62 million, including approximately $40 million from amortization of acquisition intangibles.

GAAP to non-GAAP guidance reconciliation
Non-GAAP total revenues is derived from adding back the estimated full year impact of write-downs of acquisition-related deferred revenue and amortization of acquired leases of approximately $4 million. Non-GAAP diluted earnings per share is derived by adding back the estimated full year impact of non-cash share-based compensation expense and employer portion of payroll tax related to employee stock transactions of approximately $55 million, and amortization of acquired software and intangible assets of approximately $40 million. Additionally, the non-GAAP tax rate of 24 percent is estimated periodically as described below under "Non-GAAP Financial Measures" and excludes approximately $36 million of estimated discrete tax benefits that are included in the GAAP estimated annual effective tax rate.

Conference Call

Tyler Technologies will hold a conference call on Thursday, November 1, at 10:00 a.m. EDT to discuss the company’s results. The company is offering participants the opportunity to register in advance for the conference through the following link: http://dpregister.com/10124482. Registered participants will receive an email with a calendar reminder and a dial-in number and PIN that will allow them immediate access to the call on November 1.

Tyler Technologies Reports Earnings
For Third Quarter 2018
October 31, 2018

Participants who do not wish to pre-register for the call may dial in using 844-861-5506 (U.S. callers) or 412-317-6587 (international callers) or 866-450-4696 (Canada callers) and ask for the “Tyler Technologies” call. A replay will be available two hours after completion of the call through November 8, 2018. To access the replay, please dial 877-344-7529 (U.S. callers), 412-317-0088 (international callers) and 855-669-9658 (Canada callers) and reference passcode 10124482.

The live webcast and archived replay can also be accessed at https://tylertech.irpass.com/presentations.

About Tyler Technologies, Inc.

Tyler Technologies (NYSE: TYL) is a leading provider of end-to-end information management solutions and services for local governments. Tyler partners with clients to empower the public sector - cities, counties, schools and other government entities - to become more efficient, more accessible and more responsive to the needs of their constituents. Tyler's client base includes more than 15,000 local government offices in all 50 states, Canada, the Caribbean, Australia, and other international locations. In 2017, Forbes ranked Tyler on its "Most Innovative Growth Companies" list, and Fortune included Tyler on its "100 Fastest-Growing Companies" list. More information about Tyler Technologies, headquartered in Plano, Texas, can be found at tylertech.com.

Non-GAAP Financial Measures

Tyler Technologies has provided in this press release financial measures that have not been prepared in accordance with generally accepted accounting principles (GAAP) and are therefore considered non-GAAP financial measures. This information includes non-GAAP revenues, non-GAAP gross profit, non-GAAP gross margin, non-GAAP operating income, non-GAAP operating margin, non-GAAP net income, non-GAAP earnings per diluted share, EBITDA, and adjusted EBITDA. We use these non-GAAP financial measures internally in analyzing our financial results and believe they are useful to investors, as a supplement to GAAP measures, in evaluating Tyler’s ongoing operational performance because they provide additional insight in comparing results from period to period. Tyler believes the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing our financial results with other companies in our industry, many of which present similar non-
GAAP financial measures. Non-GAAP financial measures discussed above exclude write-downs of acquisition-related deferred revenue and acquired leases, share-based compensation expense, employer portion of payroll taxes on employee stock transactions, and expenses associated with amortization of intangibles arising from business combinations.

Tyler currently uses a non-GAAP tax rate of 24 percent. This rate is based on Tyler's estimated annual GAAP income tax rate forecast, adjusted to account for items excluded from GAAP income in calculating Tyler's non-GAAP income, as well as significant non-recurring tax adjustments. The non-GAAP tax rate used in future periods will be reviewed periodically to determine whether it remains appropriate in consideration of factors including Tyler's periodic effective tax rate calculated in accordance with GAAP, changes resulting from tax legislation, changes in the geographic mix of revenues and expenses, and other factors deemed significant. Due to differences in tax treatment of items excluded from non-GAAP earnings, as well as the methodology applied to Tyler's estimated annual tax rate as described above, the estimated tax rate on non-GAAP income may differ from the GAAP tax rate and from Tyler's actual tax liabilities.

Tyler Technologies Reports Earnings
For Third Quarter 2018
October 31, 2018

Non-GAAP financial measures should be considered in addition to, and not as a substitute for, or superior to, financial information prepared in accordance with GAAP. The non-GAAP measures used by Tyler Technologies may be different from non-GAAP measures used by other companies. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which has been provided in the financial statement tables included below in this press release.

Forward-looking Statements

This document contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that are not historical in nature and typically address future or anticipated events, trends, expectations or beliefs with respect to our financial condition, results of operations or business. Forward-looking statements often contain words such as “believes,” “expects,” “anticipates,” “foresees,” “forecasts,” “estimates,” “plans,” “intends,” “continues,” “may,” “will,” “should,” “projects,” “might,” “could” or other similar words or phrases. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements. We believe there is a reasonable basis for our forward-looking statements, but they are inherently subject to risks and uncertainties and actual results could differ materially from the expectations and beliefs reflected in the forward-looking statements. We presently consider the following to be among the important factors that could cause actual results to differ materially from our expectations and beliefs: (1) changes in the budgets or regulatory environments of our clients, primarily local and state governments, that could negatively impact information technology spending; (2) our ability to protect client information from security breaches and provide uninterrupted operations of data centers; (3) our ability to achieve growth or operational synergies through the integration of acquired businesses, while avoiding unanticipated costs and disruptions to existing operations; (4) material portions of our business require the Internet infrastructure to be adequately maintained; (5) our ability to achieve our financial forecasts due to various factors, including project delays by our clients, reductions in transaction size, fewer transactions, delays in delivery of new products or releases or a decline in our renewal rates for service agreements; (6) general economic, political and market conditions; (7) technological and market risks associated with the development of new products or services or of new versions of existing or acquired products or services; (8) competition in the industry in which we conduct business and the impact of competition on pricing, client retention and pressure for new products or services; (9) the ability to attract and retain qualified personnel and dealing with the loss or retirement of key members of management or other key personnel; and (10) costs of compliance and any failure to comply with government and stock exchange regulations. A detailed discussion of these factors and other risks that affect our business are described in our filings with the Securities and Exchange Commission, including the detailed “Risk Factors” contained in our most recent annual report on Form 10-K. We expressly disclaim any obligation to publicly update or revise our forward-looking statements.
###
(Comparative results follow)

Contact: Brian K. Miller
Executive Vice President & CFO
Tyler Technologies, Inc.
972-713-3720
brian.miller@tylertech.com

18-63

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Revenues:
Software licenses and royalties	$22,444	$22,762	$67,620	$63,826
Subscriptions	58,699	44,352	160,736	124,731
Software services	48,199	46,045	144,812	134,401
Maintenance	96,215	91,847	286,188	266,965
Appraisal services	5,544	6,290	16,470	19,268
Hardware and other	4,966	3,410	17,475	14,007
Total revenues	236,067	214,706	693,301	623,198

Cost of revenues:
Software licenses and royalties	957	826	2,939	2,204
Acquired software	5,897	5,473	17,003	16,243
Software services, maintenance and subscriptions	111,508	98,036	327,080	287,748
Appraisal services	3,505	4,089	10,854	12,568
Hardware and other	2,574	2,293	11,718	10,408
Total cost of revenues	124,441	110,717	369,594	329,171

Gross profit	111,626	103,989	323,707	294,027

Selling, general and administrative expenses	52,605	44,513	152,471	130,293
Research and development expense	17,050	11,834	45,929	35,307
Amortization of customer and trade name intangibles	4,386	3,360	11,742	10,016
Operating income	37,585	44,282	113,565	118,411
Other income (expense), net	1,041	75	2,198	(216)
Income before income taxes	38,626	44,357	115,763	118,195
Income tax (benefit) provision	(298)	5,521	(147)	14,820
Net income	$38,924	$38,836	$115,910	$103,375

Earnings per common share:
Basic	$1.00	$1.04	$3.01	$2.78
Diluted	$0.96	$0.99	$2.87	$2.63

Weighted average common shares outstanding:
Basic	38,761	37,391	38,533	37,238
Diluted	40,528	39,342	40,345	39,266

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Reconciliation of non-GAAP total revenues
GAAP total revenues	$236,067	$214,706	$693,301	$623,198
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	1,397	151	3,048	539
Add: Amortization of acquired leases	104	111	326	333
Non-GAAP total revenues	$237,568	$214,968	$696,675	$624,070

Reconciliation of non-GAAP gross profit and margin
GAAP gross profit	$111,626	$103,989	$323,707	$294,027
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	1,397	151	3,048	539
Add: Amortization of acquired leases	104	111	326	333
Add: Share-based compensation expense included in cost of revenues	3,909	2,524	9,640	6,874
Add: Amortization of acquired software	5,897	5,473	17,003	16,243
Non-GAAP gross profit	$122,933	$112,248	$353,724	$318,016
GAAP gross margin	47.3%	48.4%	46.7%	47.2%
Non-GAAP gross margin	51.7%	52.2%	50.8%	51.0%

Reconciliation of non-GAAP operating income and margin
GAAP operating income	$37,585	$44,282	$113,565	$118,411
Non-GAAP adjustments:
Add: Write-downs of acquisition-related deferred revenue	1,397	151	3,048	539
Add: Amortization of acquired leases	104	111	326	333
Add: Share-based compensation expense	14,476	9,791	37,966	27,368
Add: Employer portion of payroll tax related to employee stock transactions	484	173	1,408	684
Add: Amortization of acquired software	5,897	5,473	17,003	16,243
Add: Amortization of customer and trade name intangibles	4,386	3,360	11,742	10,016
Non-GAAP adjustments subtotal	$26,744	$19,059	$71,493	$55,183
Non-GAAP operating income	$64,329	$63,341	$185,058	$173,594
GAAP operating margin	15.9%	20.6%	16.4%	19.0%
Non-GAAP operating margin	27.1%	29.5%	26.6%	27.8%

TYLER TECHNOLOGIES, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Reconciliation of non-GAAP net income and earnings per share
GAAP net income	$38,924	$38,836	$115,910	$103,375
Non-GAAP adjustments:
Add: Total non-GAAP adjustments to operating income	26,744	19,059	71,493	55,183
Less: Tax impact related to non-GAAP adjustments	(15,987)	(16,122)	(45,088)	(45,859)
Non-GAAP net income	$49,681	$41,773	$142,315	$112,699
GAAP earnings per diluted share	$0.96	$0.99	$2.87	$2.63
Non-GAAP earnings per diluted share	$1.23	$1.06	$3.53	$2.87

Detail of share-based compensation expense
Cost of software services, maintenance and subscriptions	$3,909	$2,524	$9,640	$6,874
Selling, general and administrative expenses	10,567	7,267	28,326	20,494
Total share-based compensation expense	$14,476	$9,791	$37,966	$27,368

Reconciliation of EBITDA and adjusted EBITDA
GAAP net income	$38,924	$38,836	$115,910	$103,375
Amortization of customer and trade name intangibles	4,386	3,360	11,742	10,016
Depreciation and other amortization included in
cost of revenues, SG&A and other expenses	11,466	10,238	33,472	29,684
Interest expense included in other expense, net	192	191	570	571
Income tax (benefit) provision	(298)	5,521	(147)	14,820
EBITDA	$54,670	$58,146	$161,547	$158,466
Write-downs of acquisition-related deferred revenue	1,397	151	3,048	539
Share-based compensation expense	14,476	9,791	37,966	27,368
Adjusted EBITDA	$70,543	$68,088	$202,561	$186,373

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)
 (Unaudited)

	September 30, 2018	December 31, 2017
		As Adjusted
ASSETS

Current assets:
Cash and cash equivalents	$219,452	$185,926
Accounts receivable, net	281,523	246,188
Current investments and other assets	87,438	77,362
Income tax receivable	13,281	11,339
Total current assets	601,694	520,815

Accounts receivable, long-term portion	12,966	12,107
Property and equipment, net	156,498	152,315

Other assets:
Goodwill	749,502	657,987
Other intangibles, net	282,806	229,617
Non-current investments and other assets	61,156	38,510

Total assets	$1,864,622	$1,611,351

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$70,617	$72,849
Deferred revenue	326,421	298,613
Total current liabilities	397,038	371,462

Deferred revenue, long-term	493	1,274
Deferred income taxes	44,965	46,879
Shareholders' equity	1,422,126	1,191,736

Total liabilities and shareholders' equity	$1,864,622	$1,611,351

TYLER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
		As Adjusted		As Adjusted
Cash flows from operating activities:
Net income	$38,924	$38,836	$115,910	$103,375
Adjustments to reconcile net income to cash
provided by operations:
Depreciation and amortization	15,978	13,598	45,627	39,700
Share-based compensation expense	14,476	9,791	37,966	27,368
Deferred income tax expense (benefit)	162	(4,858)	(5,034)	(13,705)
Changes in operating assets and liabilities,
exclusive of effects of acquired companies	42,583	35,439	(15,116)	(14,357)
Net cash provided by operating activities	112,123	92,806	179,353	142,381

Cash flows from investing activities:
Additions to property and equipment	(8,508)	(7,611)	(23,460)	(37,734)
Purchase of marketable security investments	(17,788)	(28,513)	(92,638)	(49,905)
Proceeds from marketable security investments	21,054	4,146	60,208	21,175
Cost of acquisitions, net of cash acquired	(10,156)	(3,906)	(167,308)	(9,761)
Decrease in other	1,043	486	857	418
Net cash used by investing activities	(14,355)	(35,398)	(222,341)	(75,807)

Cash flows from financing activities:
Decrease in net borrowings on revolving line of credit	—	—	—	(10,000)
Purchase of treasury shares	—	—	—	(7,032)
Proceeds from exercise of stock options	26,219	10,208	70,536	33,568
Contributions from employee stock purchase plan	2,218	1,915	5,978	5,342
Net cash provided by financing activities	28,437	12,123	76,514	21,878

Net increase in cash and cash equivalents	126,205	69,531	33,526	88,452
Cash and cash equivalents at beginning of period	93,247	55,072	185,926	36,151

Cash and cash equivalents at end of period	$219,452	$124,603	$219,452	$124,603